Exhibit 99.1
CRYSTAL RIVER TO ACQUIRE 1.2 MILLION SQUARE FOOT CREDIT-TENANT LEASE PORTFOLIO
INVESTMENT IN REAL ESTATE FINANCE FUND AND UPDATE ON RMBS HOLDINGS
NEW YORK, NY—February 23, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced that it had signed an agreement to purchase two high-quality office buildings located in the Phoenix and Houston central business districts. The buildings, which together comprise 1.2 million square feet, are 100% leased on a triple-net basis for 15 years. JPMorgan Chase, the main tenant of both buildings, will continue to occupy the sites after the closing of the transaction. The transaction amount is approximately $234 million. The buildings are being acquired from the Brookfield Real Estate Opportunity Fund, an affiliate of Brookfield Asset Management Inc., through a competitive bid process.
In an unrelated transaction, the Company also purchased a $28.5 million investment in BREF One, LLC (the “Fund”), a real estate finance fund sponsored by Brookfield Asset Management. The Fund focuses on acquiring high-yielding commercial real estate finance opportunities primarily in the United States. The Fund invests in real estate finance transactions in risk positions senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. The acquisition was made from two subsidiaries of Brookfield Asset Management. In connection with the investment, Crystal River has an unfunded capital commitment of approximately $10.4 million to the Fund.
“Both of these transactions, which were sourced and underwritten for Crystal River by Brookfield Asset Management, are consistent with the Company’s focus on increasing its commercial real estate exposure. These are high-quality acquisitions that we believe will be immediately accretive to our stockholders and reflect the benefit of our association with Brookfield’s operating platforms”, said Clifford Lai, Crystal River’s President and CEO.
Crystal River also provided an update on its sub-prime RMBS investments, given recent headlines relating to residential mortgages, particularly those made to sub-prime borrowers.
In the fourth quarter of 2006, the Company sold $44 million of sub-prime RMBS at a gain. This left Crystal River’s portfolio at December 31, 2006 with approximately $115 million of exposure to the sub-prime RMBS sector, representing approximately 3.0% of the Company’s total assets. The majority of the portfolio’s sub-prime RMBS are investment grade. Additionally, less than $23 million of such sub-prime RMBS in the Company’s portfolio is from the 2006 vintage, and none of the Company’s below investment grade sub-prime RMBS holdings are from the 2006 vintage. Crystal River’s Strategic Advisory Committee had deliberately allocated away from the sub-prime RMBS sector in 2006 in favor of commercial real estate related exposures.
The Company expects to announce its fourth quarter 2006 financial results in late March 2007.
About Crystal River
Crystal River Capital, Inc. (NYSE: CRZ) is a real estate investment trust that invests in real estate related securities, real estate loans and instruments, and various other asset classes. Crystal River is externally managed and advised by affiliates of Brookfield Asset Management Inc. Crystal River’s investment philosophy is predicated on the concept of relative value. The Company intends to invest in opportunities along the real estate investment spectrum that are consistent with its goals of sustainable income and capital appreciation. Crystal River commenced operations in March 2005; and as of December 31, 2006 had in excess of $3.6 billion in assets.
Forward-Looking Information
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond Crystal River’s control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Although the Company believes that the expectations contained in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of Crystal River’s hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of Crystal River’s assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in Crystal River’s filings with the Securities and Exchange Commission. Crystal River does not undertake, and specifically disclaims any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
COMPANY CONTACT
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
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